RESERVED ROYALTY AGREEMENT

SCHEDULE "B"

attached to and forming part of a Joint Venture Agreement dated October 2`, 1997 among International Frontier Resources Ltd., Pacific Royal Ventures Ltd. and Rodera Diamond Corporation,

This Agreement dated the 21st day of October, 1997.

BETWEEN:

INTERNATIONAL FRONTIER RESOURCES LTD., a body corporate having an office in Calgary, Alberta (hereinafter referred to as the "Frontier")

OF THE FIRST PART

- and -

INTERNATIONAL FRONTIER RESOURCES LTD., a body corporate having an office in Calgary, Alberta

OF THE SECOND PART

-and-

PACIFIC ROYAL VENTURES LTD., a body corporate having an office in Vancouver, British Columbia

OF THE THIRD PART

-and-

RODERA DIAMOND CORPORATION, a body corporate having an office in Vancouver, British Columbia

OF THE FOURTH PART

(the parties of the Second Part to the Fourth part inclusive hereinafter collectively referred to as the "Participant")

WHEREAS the parties hereto have entered into a Joint Venture Agreement dated the 31st of October, 1997 (hereinafter referred to as the "Joint Venture Agreement") pursuant to which the Participants have agreed, subject to the terms and provisions set forth therein, to earn an interest in the Prospects as defined therein and as more particularly described and set forth in the Joint Venture Agreement; and

WHEREAS the provisions of the Joint Venture Agreement contemplate Frontier reserving unto itself the Reserved Royalty.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1. In this agreement, including any Schedules:

(a) "Business Day" means any day of the week except Saturday, Sunday or any statutory holiday in Alberta;

"Effective Time" means 8:00 a.m., Calgary time, on October 21, 1997;

"fair market value" means the price which a prudent operator could obtain from an independent third party, pursuant to an arm's length transaction, for disposition of Petroleum Substances, having regard to current prices in effect for similar Petroleum Substances, availability of markets, and economic conditions affecting the industry generally;

"Facilty Fee" means a proportionate share of the actual costs paid by the Participants to make merchantable and to deliver to market Petroleum Substances, other than crude oil and condensate, and includes, as applicable, the cost of gathering, compression, treatment, processing and transportation of such Petroleum Substances;

"Lands" means the lands described in Schedule "A" and lands that may in the future be described in Schedule "A", except as otherwise expressly noted in that Schedule, includes the Petroleum Substances, to the extent those rights are granted by the Leases;

"Leases" means, collectively, the various leases, reservations, permits, licences and other documents of title by virtue of which the holder is entitled to explore for, drill for, recover, remove or dispose of Petroleum Substances forming part of the Lands, being the leases, reservations, permits, licences and other documents of title described in Schedule "A", together with any renewal or replacement thereof;

"Petroleum and Natural Gas Rights" means the interests of Frontier described in Schedule "A" in respect of the Leases and the Lands;

"Petroleum Substances" means petroleum, natural gas and all related hydrocarbons, whether gaseous, liquid or solid, and all other substances that may be produced in association with them, whether hydrocarbons or not (including, but not limited to, sulphur); and

"Reserved Royalty" means five percent (5%) of the gross monthly production of Petroleum Substances produced from or allocated to the Petroleum and Natural Gas Rights.

2. Frontier reserves unto itself out of the Petroleum and Natural Gas Rights, effective as of the Effective Time, the Reserved Royalty, and the Participants hereby acknowledge such reservation.

3. (a) The reservation of the Reserved Royalty to Frontier will not include Petroleum Substances that the Participants reasonably use for drilling and production operations for the Lands, and will not include Petroleum Substances that the Participants unavoidably lose in those drilling and production operations. Those drilling and production operations include the use of those Petroleum Substances in batteries, treaters, compressors, separators, satellites and similar equipment serving only wells on the Lands, but do not include the use of Petroleum Substances for any enhanced recovery operations, as fuel stock for any battery or satellite serving wells in addition to wells on the Lands or for any gas plant or refinery.

(b) The Participants are hereby appointed as agent of Frontier with full power and authority to:

i) negotiate and enter into contracts for the sale of Frontier's share of Petroleum Substances; and

ii) take possession of and market Frontier's share of Petroleum Substances.

The Participants shall not enter into a contract for the sale of Frontier's share of Petroleum Substances for a price which is less than the price which the Participants receive for the sale of its own Petroleum Substances, together with the value of any collateral advantage which the Participants receive in consideration of the sale.

4. Each Participant shall be responsible for its pro rata working interest share as described in Schedule "A" of the Joint Venture Agreement of the obligations set forth herein relating to the Reserved Royalty. The obligations of the Participants shall be several to each individual Participant and shall not be joint or collective. The Participants shall have the right, upon written notice to Frontier, to appoint one of their number to represent all of the Participants in respect of payment of the Reserved Royalty and in respect of all notices and statements to be provided and accepted by the Participants pursuant to this Agreement.

5. The Participants shall be entitled to a Facility Fee from the sales proceeds received by the Participants in respect of all Petroleum Substances, other than crude oil and condensate, sold on behalf of Frontier.

6. When Frontier takes possession of and separately disposes of its share of Petroleum Substances:

(a) The Participants shall, at the Participants' sole cost and expense, remove basic sediment and water from Frontier's share of all crude oil in accordance with good oilfield practice so that applicable pipeline specifications will be met.

(b) At Frontier's request, the Participants shall provide Frontier, at Participants' cost, production tankage capacity for not less than ten (10) days accumulation of Frontier's share of Petroleum Substances other than natural gas and the Participants shall deliver same to Frontier, or its nominee, at the tank outlets in accordance with usual and customary pipeline and shipping practice.

(c) Subject to the foregoing, Frontier shall pay to the Participants, the Facility Fee attributable to Frontier's share of Petroleum Substances, other than crude oil and condensate.

7. If Frontier's share of Petroleum Substances is sold by the Participants at less than fair market value in any transaction, then the gross proceeds of the sale of such Petroleum Substances shall, for the purposes of quantifying the Reserved Royalty, be deemed to have been not less than the fair market value of those Petroleum Substances at the point of sale.

8. The Reserved Royalty shall not be subject to any royalties, burdens or other encumbrances payable in respect of the Petroleum and Natural Gas Rights on the Petroleum Substances produced from or allocated to the Petroleum and Natural Gas Rights.

9. By the last day of each succeeding month after the Effective Time, the Participants shall submit to Frontier a statement showing the quantity and kind of Petroleum Substances produced, deemed to be produced or allocated to, saved and sold from or used off the Lands in the immediately preceding calendar month, together with a quantification of Frontier's share of Petroleum Substances for that month. When Frontier does not take and separately dispose of its share of Petroleum Substances, the said statement shall also include the sale price for such Petroleum Substances, the gross proceeds received therefrom and the Facility Fee in respect thereto, accompanied by a cheque payable to Frontier for Frontier's share of such proceeds. A copy of the Participants' governmental production statements for the month for which the Reserved Royalty is quantified and also, if applicable, a copy of the government royalty statement with respect to the Leases, shall accompany each statement to Frontier. Frontier, upon notice to the Participants, shall have the right to audit the Participants' accounts and records for any given calendar year, insofar as they relate to any matter or item relating to this agreement bearing on the Reserved Royalty, within the twenty-six (26) month period following the later of the end of that calendar year or the calendar year in which the payment is made or the statement rendered. Any claim of discrepancy by Frontier as a result of an audit of the Participants' records shall be made in writing to the Participants within sixty (60) days of such audit. The Participants shall respond to such claim within one hundred and twenty (120) days following receipt of such notification from Frontier, and any amounts in dispute which have not been resolved to the satisfaction of Frontier within the period of time herein provided shall be credited to Frontier pending resolution of the matter. Any payments made or statement rendered by the Participants hereunder during any calendar year which is not disputed by Frontier on or before the last day of the twenty-sixth (26th) month following the end of that calendar year shall be deemed to be correct.

10. Funds received by the Participants for the account of Frontier are trust funds and are not to be used by the Participants for their own purposes. The Participants may commingle the trust funds with its own funds but such right to commingle is granted to the Participants as an administrative aid in its duties and does not alter the characterization of funds advanced to or received by the Participants as trust funds.

11.(a) The Participants will have the authority to pool the Petroleum Substances in a zone underlying all or a portion of the Lands to the extent required to form a spacing unit in that zone, provided that the pooling allocates to the applicable Lands that proportion of the total production therefrom which the surface area of the Lands placed in the spacing unit bears to the total surface area of the spacing unit. The Participants will promptly give notice to Frontier describing the extent to which the Lands have been pooled and describing the spacing unit with respect to which they have been pooled.

(b) If the Participants propose to pool, unitize or otherwise combine any portion of the Lands with any other lands other than as provided in Clause 11(a), the Participants must promptly send notice of that intention to Frontier. That notice must include the technical justification for that pooling, unitization or combination and the proposed terms thereof, provided that the Participants will not be required to provide interpretative data to Frontier. Unless otherwise required by applicable laws or regulations to form a spacing unit, the Participants will not enter into that pooling, unitization or combination without obtaining the prior written consent of Frontier, which consent will not be unreasonably withheld.

(c) If all or any portion of the Lands is pooled, unitized or combined with any other lands pursuant to this Clause, the Reserved Royalty will apply to the quantity of Petroleum Substances allocated to the affected Lands pursuant to that pooling, unitization or combination.

12. The Participants shall be under no obligation to Frontier to develop the Petroleum and Natural Gas Rights or any part thereof or to produce the Petroleum Substances therefrom.

13. The Participants shall indemnify Frontier against all actions, proceedings, claims, demands, loss, costs, damages and expenses which may be brought against or suffered by Frontier or which it may sustain, pay or incur by reason of anything arising out of or in any way attributable to the operations carried on by the Participants, its servants, agents or employees in respect of the Petroleum and Natural Gas Rights or pursuant to this agreement.

14. A party hereto shall not sell, assign, or dispose of any interest in the Petroleum and Natural Gas Rights, in whole or in part, until such party has notified the other party in writing and obtained the other party's written consent, which consent shall not be arbitrarily or unreasonably withheld. The Participants agree that they shall continue to be bound by, observe and perform all of the covenants and terms of this agreement as if there has been no sale, assignment or disposition until the party acquiring such interest delivers to Frontier hereto notice of such sale, assignment or disposition and a written undertaking to be bound by, observe and perform all of the covenants then binding upon the Participants with respect to this agreement. In the event that Frontier shall assign, transfer or otherwise dispose of the Reserved Royalty to more than one party, Frontier shall ensure that one of the several parties to whom such disposition is made shall be nominated to receive payment of the Reserved Royalty on behalf of all such assignees and, until notice of such nomination is received by the Participants, the Participants shall be entitled to continue to make payment of the Reserved Royalty to Frontier.

15. Except as specifically provided for herein, the Participants shall, at its own cost, pay for all rentals, royalties, taxes, expenses and charges payable in respect of the Petroleum and Natural Gas Rights and the production of Petroleum Substances therefrom.

16. (a) In the event the Participants elect to surrender their interest in all or any part of the Petroleum and Natural Gas Rights, it shall, at least sixty (60) days prior to a rental date or the accrual of any obligation other than the payment of Reserved Royalty under this agreement, give Frontier written notice (hereinafter referred to as the "Surrender Notice") which shall specify the Petroleum and Natural Gas Rights to be surrendered. If Frontier fails, within thirty (30) days of receipt of the Surrender Notice, to advise the Participants that it desires an assignment to it of all or any portion of the Petroleum and Natural Gas Rights described in the Surrender Notice, it shall be deemed an election by Frontier to concur with the proposed surrender and this agreement shall terminate with respect to such Petroleum and Natural Gas Rights forthwith upon the surrender of same.

(b) If the Participants propose to surrender any portion of the Petroleum and Natural Gas Rights to avoid an obligation to drill a well, the foregoing provisions for Surrender Notice and assignment shall apply mutatis mutandis, provided that the assignment, if requested, shall be of the entire interest which is subject to forfeiture by reason of the failure to drill such well, and the Surrender Notice shall be given not less than sixty (60) days before the well must be commenced to meet the obligation.

(c) If Frontier notifies the Participants within thirty (30) days from receipt of the Surrender Notice, that it desires to take assignment of all or any portion of the Petroleum and Natural Gas Rights set out in the Surrender Notice, the Participants shall thereupon prepare, execute and deliver to Frontier a proper assignment or transfer as the circumstances warrant, to convey to Frontier all of the Participants' right, title and interest in such Petroleum and Natural Gas Rights, together with any and all of the wells situated thereon for which Frontier requests assignment and all material and equipment used in connection with such well or wells and any surface rights without consideration. Upon receipt by Frontier of such assignment, the Participants shall be entitled to be paid for their interest in all salvageable material and equipment in or serving such well or wells so assigned, at the current salvage value thereof less the estimated costs of salvaging same and Frontier shall assume all obligations and liabilities in respect of the Petroleum and Natural Gas Rights, wells, materials and equipment so assigned, except the Participants shall continue to be responsible for liabilities in respect to the observance and performance of any obligation that was required to have been observed and performed prior to the giving of the Surrender Notice.

(d) It is understood and agreed that any Petroleum and Natural Gas Rights to be surrendered by the Participants pursuant to the provisions of this Clause shall be of such a size and dimension which Frontier can in turn surrender to the lessor under the Leases should it wish to do so. Subject to subclause 16(b), the Participants shall, prior to the surrender or assignment being effected, duly abandon and reclaim all wells in respect of the Petroleum and Natural Gas Rights so surrendered or assigned.

17.(a) All notices and other communications given in connection with this agreement shall be in writing and may be given by delivering them or mailing them by registered mail or sending them by facsimile or other similar form of communication to the parties at the following addresses:

FRONTIER:

International Frontier Resources Ltd.

312, 1117 - 1 Street S.W.

Calgary, Alberta

T2R OT9

Attention: Mr. Patrick Boswell

FAX: (403) 215-2788

PARTICIPANTS:

Pacific Royal Ventures Ltd.

1212, 1030 West Georgia St.

Vancouver, B.C.

V6E 2Y3

Attention: Mr. Harrv Chew

FAX: (604) 689-1289

Rodera Diamond Corporation

1480, 885 West Georgia St.

Vancouver, B.C.

V6C 3E8

Attention: Mr. Derick Huston

FAX: (604) 687-3119

International Frontier Resources Ltd.

312, 1117 - 1 Street S.W.

Calgary, Alberta

T2R OT9

Attention: Mr. Patrick Boswell

FAX: (403) 215-2788

(b) Any notice, direction or instrument shall:

i) if delivered, be deemed to have been given or made at the time of delivery;

ii) if mailed by registered mail and properly addressed, be deemed to have been given or made on the 7th day following the day on which it was mailed. If at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute occurs that may affect the delivery of the notice by mail, then the notice is effective only if actually delivered or if given in accordance with paragraph (iii); and

iii) if sent by facsimile or other similar form of communication, be deemed to have been given or made on the first Business Day following the day on which it was sent.

(c) Any party may give written notice of change of address in the same manner described in this section, in which event subsequent notices and other communications shall be given to that party at the changed address.

18.(a) Frontier shall have a first and prior lien on all rights and interest of the Participants in the Petroleum and Natural Gas Rights, the Petroleum Substances which are produced or deemed to be produced and saved therefrom and the wells and other equipment thereon to secure the Reserved Royalty.

(b) Both the Reserved Royalty and the lien shall be interests in land and shall run with the Lands.

(c) The Participants shall ensure that any security interest they give with respect to its interest in the Petroleum and Natural Gas Rights includes a provision whereby such security interest is subject to the prior claim of Frontier with respect to the Reserved Royalty.

A lien shall exist on the Petroleum and Natural Gas Rights and if the Participants fail to pay or advance to Frontier the Reserved Royalty as provided hereunder and such default continues for thirty (30) days after Frontier has advised the Participants of such default and requested the same to be remedied, Frontier may:

i) treat the default as an immediate and automatic assignment to Frontier of the proceeds of the sale of the Participants' share of Petroleum Substances produced from, deemed to be produced from or allocated to the Petroleum and Natural Gas Rights and require the Participants of the Participants' share of Petroleum Substances to make payment therefor to Frontier while the default continues;

ii) take possession of all or any part of the interest of the Participants in the Petroleum and Natural Gas Rights or in all or any part of the production of Petroleum Substances produced from, deemed to be produced from or allocated to the Petroleum and Natural Gas Rights or the equipment thereon; and Frontier may sell and dispose of any such interest, production or equipment of which it has so taken possession either in whole or in part, in separate parcels at public auction or by private tender, at such times and on whatever terms it shall arrange, having first given at least five (5) days prior written notice to the Participants of the time and place of the sale. The proceeds of the sale shall be first applied by Frontier in payment of the Reserved Royalty which is owing to Frontier, and any balance remaining shall be paid to the Participants after deducting reasonable costs of the sale including, without limitation, losses incurred in making the Petroleum Substances marketable and any transportation costs. Any sale made as aforesaid shall be perpetual bar both at law and in equity against the Participants and their assigns and against all other persons claiming the Royalty Lands or any part or parcel thereof sold as aforesaid by, from, through or under the Participants or its assigns; and

iii) set off any amount owing to Frontier against any other monies that may from time to time be owing by a Participant or an affiliate of a Participant to Frontier.

Provided, however that the rights granted to Frontier pursuant to this Article shall Be in addition to and not in substitution for any other right or remedy which Frontier may have at law, and a decision not to exercise such rights shall not Deprive Frontier of any other right or remedy it may have at law.

19. Services of a copy of this agreement upon a purchaser of Petroleum Substances, together with written notice from Frontier, shall constitute a written, irrevocable direction by the Participants to any purchaser of Petroleum Substances to pay to Frontier the proceeds from any sale of sales of Petroleum Substances up to the amount owed to Frontier by the Participants, and such Participant is authorized to rely upon the statement of Frontier as to the amount owed by the Participants to Frontier.

20. The parties hereto shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this agreement.

21. No waiver of any of the covenants and provisions contained in this agreement, whether negative or positive in form, shall take effect or be binding upon it, unless it is expressed in writing signed by the waiving party. Any such waiver shall not limit or affect future rights with respect to that covenant or provision.

22. The parties will attempt to settle any claim or controversy arising under this agreement through consultation and negotiation in good faith. If those attempts fail, the parties will then attempt to resolve that dispute through mediation. Any party to that dispute may, by notice to the other party, terminate the mediation at any time and may, if it so chooses, resort to judicial proceedings to resolve the dispute. However, a party is then required to refer that dispute to arbitration pursuant to the provisions of the Arbitration Act of the Province of Alberta (RSA 1991, c. 43.1), as amended.

23. This agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

24. Time is of the essence.

25. This agreement will be interpreted and enforced in accordance with the laws in force in the Province of Alberta, and each of the parties submits to the jurisdiction of the courts of the Province of Alberta for the interpretation and enforcement of this agreement.

IN WITNESS WHEREOF the parties hereto have executed and delivered this agreement as of the day and year first above written.

INTERNATIONAL FRONTIER RESOURCES LTD.	RODERA DIAMOND CORPORATION
Per: /s/ "Pat Boswell"	Per: /s/ "David Duval"
INTERNATIONAL FRONTIER RESOURCES LTD.	PACIFIC ROYAL VENTURES LTD.
Per: /s/ "Pat Boswell"	Per: /s/ "Harry Chew"